Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) entered into between Brian Orlopp (“Executive”), and Cyanotech Corporation (the “Company”), will be effective upon execution by both parties of the date signed by Executive and Company below (the “Effective Date”).

1.            Position; Commencement Date.

Executive will be employed by the Company under this Agreement in the position of CFO, VP of Finance and Administration, Secretary. Executive shall report to Mawae Morton, the Chief Executive Officer of the Company (“CEO”). Executive’s primary work location will be Kailua-Kona, Hawaii. Executive’s employment is contingent upon Executive’s successful completion of any pre-employment testing, including a background check and drug screen, and Executive’s ability to demonstrate the lawful right to work in the United States. Executive’s first day of work will be January 2, 2019 or such other date mutually agreed upon by the parties.

2.            Duties.

As the Company’s Chief Financial Officer, VP of Finance and Administration, Secretary, the Executive shall perform such duties and functions as are determined from time to time by the company’s CEO. In the performance of Executive’s duties with the Company, Executive shall at all times comply with the written policies of the Company and be subject to the reasonable direction of the CEO.

3.            At-Will Employment.

Executive’s employment is “at will.” Executive or the Company may terminate Executive’s employment or modify it, at any time for any reason or for no reason, with or without notice.

4.            Base Salary.

Executive will receive an annual base salary of $225,000.00 (Two Hundred Twenty Five Thousand Dollars and No Cents), which will be paid in accordance with the Company’s regular payroll practices, subject to withholdings required by law or authorized by Executive. Executive’s annual base salary will be subject to review annually at the end of each calendar year, to determine whether, in the Company’s sole discretion, the annual base salary should be increased.

5.            Signing Bonus.

The Company shall pay Executive a signing bonus in the gross amount of $22,500.00 (Twenty Two Thousand Five Hundred Dollars and No Cents), payable in equal monthly installments of $3,750.00 (Three Thousand Seven Hundred Fifty Dollars and No Cents), over six (6) months, which shall be subject to standard tax withholdings. The first installment of the signing bonus will be payable upon Executive’s completion of the first payroll cycle and will be issued along with his regular base pay.

6.            Bonuses and Equity Incentives.

Executive shall be eligible to participate in the Cyanotech Management Bonus Plan and Cyanotech Corporation Equity Incentive Plan, subject to the terms and conditions of those plans. At the time of this agreement, according to the Cyanotech Management Bonus Plan, the CFO position is included in the 35% (Thirty Five percent) tier. The Board will grant Executive 50,000 (Fifty Thousand) stock options exercisable for shares of common stock of the Company under the Company’s 2016 Equity Incentive Plan (the “Plan”), over four (4) years at 12,500 (Twelve Thousand Five Hundred) shares per year. The exercise price for the stock option award will be the closing market price on the date of grant. All stock option grants hereunder will be evidenced by and subject to the terms of the Plan and a Stock Option Grant Notice and Option Agreement. The vesting schedule and terms for the stock options will be set forth in the Stock Option Grant Notice and Option Agreement.

7.            Employee Benefit Programs.

Executive will be eligible to participate in, and be covered by, the Company’s employee benefit programs, subject to any preconditions in those programs, upon Executive’s Commencement Date. Specific programs currently in place include; health (physician, prescription, dental, vision) insurance for Executive and his family; a short term and long term disability insurance plan; and group or individual life insurance. In addition, Executive will be entitled to four (4) weeks of paid personal time off (“PTO”) for each twelve (12) months Executive is employed by the Company.

8.            Relocation Assistance.

The Company shall pay Executive a total of $21,000.00 (Twenty One Thousand Dollars and No Cents), for relocation assistance, and where taxable, that amount shall be grossed up 34% (Thirty Four percent) to cover standard tax withholdings, to a maximum total amount of $31,818.18 (Thirty One Thousand Eight Hundred Eighteen Dollars and Eighteen Cents). The travel assistance shall be comprised of:

8.1     an amount equal to $3,000.00 (Three Thousand Dollars and No Cents), grossed up 34% if taxable, for Executive’s air travel and related transportation, including for his final trip to Hawaii, payable upon Executive’s completion of the first payroll cycle;

8.2     an amount equal to $8,000.00 (Eight Thousand Dollars and No Cents), grossed up 34% if taxable, for van line charges for the relocation of personal goods, payable according to the following schedule:

(a)     an amount equal to $5,000.00 (Five Thousand Dollars and No Cents) payable upon Executive’s completion of the first payroll cycle; and

(b)     the remaining amount payable in equal monthly installments of $1,500.00 (One Thousand Five Hundred Dollars and No Cents), over the following two (2) months, issued with his regular base pay on the first payroll cycle of each month; and

8.3     an amount equal to $10,000.00 (Ten Thousand Dollars and No Cents) grossed up 34% if taxable, for temporary housing, payable in equal monthly installments of $3333.33 (Three Thousand, Three Hundred, Thirty Three Dollars and Thirty Three Cents), payable over three (3) months, with the first installment payable upon Executive’s completion of the first payroll cycle.

9.            Reimbursements.

Executive will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

10.          Conflicting Employment.

Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company except as otherwise specifically approved in writing by the CEO. Subject to approval by the CEO, Executive may accept speaking or presentation engagements in exchange for honoraria and may serve on boards of directors and advisory boards of charitable organizations as long as such service does not adversely affect the performance of his duties under this Agreement.

11.          Confidentiality, Invention Assignment, and Non-Compete Agreement.

11.1     Non-Competition.      Executive agrees that for two (2) years after Executive’s employment with the Company, Executive will not, alone or as a member, employee, or agent of any individual or partnership, or as an officer, agent, employee, director, stockholder, or investor of any corporation, directly or indirectly, own, manage, operate, join, control, or participate in the ownership or management, operation, or control of, or work for or permit the use of Executive’s name by, or be connected in any manner with any business or activity which produces, distributes, sells, markets, or has plans to produce, distribute, sell or market, any products that directly compete with Cyanotech Corporation or Nutrex Hawaii products.

11.2     Confidentiality and Invention Assignment. Executive acknowledges and agrees to at all times abide by the terms of the Company’s Confidentiality and Invention Assignment Agreement. Any modifications to the Confidentiality and Invention Assignment Agreement must be made and approved in writing by the Company’s CEO.

12.          Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors and assigns. This Agreement is specific to Executive and may not be assigned.

13.          Waiver and Amendment.

No modification, waiver or amendment of this Agreement will be effective unless in writing signed by the Executive and by the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

14.          Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and agreements between the parties, whether oral or written, with respect to such terms.

15.          Governing Law.

This Agreement shall be governed by the laws of the State of Hawaii.

16.          Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

17.          Arbitration.

Executive and the Company mutually agree that they will submit all disputes arising under this Agreement or arising out of or related to Executive’ employment with Company to final and binding arbitration in Honolulu, Hawaii, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Executive and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration.

In disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment (“Statutory Claim”), reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court. Judgment upon any award rendered may be entered in any court of competent jurisdiction.

18.           Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Cyanotech Corporation By: /s/ Mawae Rex Morton Name: Mawae Rex Morton Title: CEO	Date: 11/28/2018

Executive /s/ Brian Orlopp Name: Brian Orlopp	Date: 11/28/2018